Exhibit 99

RPC, Inc. Reports Second Quarter 2020 Financial Results

ATLANTA, July 29, 2020 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2020. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2020, revenues were $89.3 million, a decrease of 75.1 percent compared with $358.5 million in the second quarter of 2019. Revenues decreased due to lower activity levels and pricing compared to the second quarter of the prior year. Operating loss for the second quarter of 2020 was $37.5 million compared to operating profit of $8.4 million in the same period of the prior year. Adjusted operating loss for the second quarter of 2020 was $35.9 million.1 Net loss for the second quarter of 2020 was $25.1 million, or $0.12 loss per share, compared to net income of $6.2 million, or $0.03 earnings per share, in the second quarter of 2019. Adjusted net loss for the second quarter of 2020 was $22.3 million, or $0.10 adjusted loss per share.2 Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2020 was negative $19.4 million, compared to EBITDA of $51.2 million in the same period of the prior year.3 Adjusted EBITDA for the second quarter of 2020 was negative $17.8 million.3

For the six months ended June 30, 2020, revenues decreased to $333.1 million compared to $693.2 million last year. Net loss for the six-month period was $185.5 million, or $0.87 loss per share, compared to net income of $5.4 million, or $0.02 diluted earnings per share in the same period last year.

Cost of revenues during the second quarter of 2020 was $80.0 million, or 89.6 percent of revenues, compared to $265.1 million, or 73.9 percent of revenues, during the second quarter of 2019. Cost of revenues declined primarily due to decreases in expenses consistent with lower activity levels and RPC’s cost reduction initiatives. Cost of revenues as a percentage of revenues increased because of the negative leverage of these expenses over significantly lower revenues. This percentage increase was slightly offset by lower materials and supplies expenses as a percentage of revenues caused by a shift in pressure pumping job mix.

Selling, general and administrative expenses were $28.8 million in the second quarter of 2020 compared to $43.3 million in the second quarter of 2019. These expenses decreased due to lower employment costs, primarily the result of cost reduction initiatives during the previous several quarters. Depreciation and amortization decreased to $19.6 million in the second quarter of 2020 compared to $42.9 million in the second quarter of the prior year. Depreciation and amortization decreased significantly primarily because of the asset impairment charges recorded last quarter which decreased RPC’s depreciable property, plant and equipment.

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended June 30, 2020 decreased by $154.5 million, or 63.4 percent, compared with the prior quarter due to the significant decline in industry activity that began late in the first quarter. Cost of revenues during the second quarter of 2020 decreased by $101.9 million, or 56.0 percent, due to lower materials and supplies and fuel expenses caused by decreased activity, and lower employment costs resulting from headcount and pay reductions. As a percentage of revenues, cost of revenues increased significantly, from 74.6 percent in the first quarter of 2020 to 89.6 percent in the second quarter. RPC’s operating loss for the second quarter of 2020 was $37.5 million, compared with an operating loss of $218.7 million in the first quarter. RPC’s adjusted operating loss for the second quarter of 2020 was $35.9 million, compared with an adjusted operating loss of $13.2 million in the first quarter. 1 Adjusted EBITDA for the second quarter of 2020 was negative $17.8 million compared to adjusted EBITDA of $25.8 million in the first quarter. 3

1 Adjusted operating loss is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating loss, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

2 Adjusted net loss and adjusted loss per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss and loss per share, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3 Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss, the nearest GAAP financial measures, are disclosed in Appendix C to this press release.

Second Quarter 2020 Earnings Release

Management Commentary

“The average U.S. domestic rig count during the second quarter of 2020 was 392, a 60.4 percent decrease compared to the same period in 2019, and a 50.1 percent decrease compared to the first quarter of 2020,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average price of oil during the second quarter was $27.32 per barrel, a 54.4 percent decrease compared to the same period in 2019, and a 42.2 percent decrease compared to the first quarter of 2020. The average price of natural gas during the second quarter was $1.71 per Mcf, a 33.5 percent decrease compared to the same period in 2019, and a 10.9 percent decrease compared to the first quarter of 2020.

“U.S. oilfield drilling activity during the second quarter of 2020 declined to historic lows, and we believe completion activity declined at an even greater rate. RPC’s revenues declined at a greater rate than the rig count due to our exposure to the completions market and continued pronounced weakness in pressure pumping. As we begin the third quarter, we believe domestic oilfield activity has passed the trough. While we anticipate industry activity will modestly increase during the second half of 2020, we are unsure whether this is the start of a sustained recovery. As a result, RPC will continue to focus on cost management, pricing discipline and capital expenditure controls.

“We are pleased to report a cash balance of $145.4 million at the end of the second quarter, an increase of $62.8 million compared to the end of the first quarter. Our cash balance is a result of effective working capital and capital expenditure management. We are fortunate to be in a strong financial position as we navigate this difficult environment,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes downhole tools and services, pressure pumping, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services quarterly revenues decreased by 76.2 percent compared to the same period of the prior year due to significantly lower activity and pricing. On a sequential basis, Technical Services revenues decreased by 64.6 percent compared to the prior quarter due to significantly lower activity levels and pricing. Support Services revenues decreased by 57.2 percent during the quarter compared to the same period of the prior year. On a sequential basis, Support Services revenues decreased by 45.5 percent compared to the prior quarter. Technical Services incurred a higher operating loss (without impairment charges) during the second quarter of 2020 compared to the prior quarter. Support Services incurred an operating loss in the second quarter of 2020 compared to an operating profit in the prior quarter due to significantly lower activity.

Second Quarter 2020 Earnings Release

(in thousands)	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019
Revenues:
Technical Services	$80,532	$227,700	$338,034	$308,232	$652,113
Support Services	8,768	16,077	20,482	24,845	41,059
Total revenues	$89,300	$243,777	$358,516	$333,077	$693,172
Operating (loss) profit:
Technical Services	$(34,100)	$(12,207)	$6,850	$(46,307)	$2,392
Support Services	(1,846)	1,547	4,018	(299)	7,155
Corporate expenses	(3,139)	(3,330)	(3,614)	(6,469)	(7,958)
Impairment and other charges *	(1,639)	(205,536)	-	(207,175)	-
Gain on disposition of assets, net	3,194	819	1,133	4,013	4,637
Total operating (loss) profit	$(37,530)	$(218,707)	$8,387	$(256,237)	$6,226
Interest expense	(71)	(113)	(164)	(184)	(253)
Interest income	68	334	594	402	1,394
Other (expense) income, net	(1,481)	(308)	(53)	(1,789)	392

(Loss) income before income taxes	$(39,014)	$(218,794)	$8,764	$(257,808)	$7,759

*	June 2020 represents $1,098 related to Technical Services and $541 related to Corporate Expenses.

March 2020 related exclusively to Technical Services.

RPC, Inc. will hold a conference call today, July 29, 2020 at 9:00 a.m. ET to discuss the results for the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (833) 579-0910 or (778) 560-2620 for international callers, and use conference ID number 2329539. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including the statements we believe completion activity declined at a rate greater than drilling activity, that domestic oilfield activity has passed the trough, that industry activity will modestly increase during the second half of 2020, and that we are unsure whether this is the start of a sustained recovery. Such risks include changes in general global business and economic conditions, including the decline in prices of oil and natural gas; the combined impact of the OPEC disputes and the COVID-19 pandemic on our operations; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2019.

Second Quarter 2020 Earnings Release

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Second Quarter 2020 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
REVENUES	$89,300	$243,777	$358,516	$333,077	$693,172
COSTS AND EXPENSES:
Cost of revenues	80,037	181,944	265,088	261,981	517,483
Selling, general and administrative expenses	28,775	36,530	43,293	65,305	88,714
Impairment and other charges	1,639	205,536	-	207,175	-
Depreciation and amortization	19,573	39,293	42,881	58,866	85,386
Gain on disposition of assets, net	(3,194)	(819)	(1,133)	(4,013)	(4,637)
Operating (loss) profit	(37,530)	(218,707)	8,387	(256,237)	6,226
Interest expense	(71)	(113)	(164)	(184)	(253)
Interest income	68	334	594	402	1,394
Other (expense) income, net	(1,481)	(308)	(53)	(1,789)	392
(Loss) income before income taxes	(39,014)	(218,794)	8,764	(257,808)	7,759
Income tax (benefit) provision	(13,921)	(58,371)	2,593	(72,292)	2,327
NET (LOSS) INCOME	$(25,093)	$(160,423)	$6,171	$(185,516)	$5,432

(LOSS) EARNINGS PER SHARE
Basic	$(0.12)	$(0.76)	$0.03	$(0.87)	$0.02
Diluted	$(0.12)	$(0.76)	$0.03	$(0.87)	$0.02

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	212,403	212,311	214,908	212,361	214,974
Diluted	212,403	212,311	214,908	212,361	214,974

Second Quarter 2020 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2020	2019
ASSETS
Cash and cash equivalents	$145,405	$47,642
Accounts receivable, net	109,183	358,002
Inventories	93,392	118,606
Income taxes receivable	46,907	4,674
Prepaid expenses	5,855	8,154
Assets held for sale	5,385	-
Other current assets	2,976	3,049
Total current assets	409,103	540,127
Property, plant and equipment, net	278,358	574,858
Operating lease right-of-use assets	29,215	42,727
Goodwill	32,150	32,150
Other assets	34,042	34,105
Total assets	$782,868	$1,223,967

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$21,083	$122,766
Accrued payroll and related expenses	13,246	22,981
Accrued insurance expenses	6,312	7,350
Accrued state, local and other taxes	3,731	5,834
Income taxes payable	435	1,059
Current portion of operating lease liabilities	9,411	12,181
Other accrued expenses	4,596	213
Total current liabilities	58,814	172,384
Long-term accrued insurance expenses	12,995	14,280
Long-term pension liabilities	37,420	33,675
Long-term operating lease liabilities	23,978	31,624
Other long-term liabilities	106	2,506
Deferred income taxes	902	47,823
Total liabilities	134,215	302,292
Common stock	21,512	21,458
Capital in excess of par value	-	-
Retained earnings	649,844	920,917
Accumulated other comprehensive loss	(22,703)	(20,700)
Total stockholders' equity	648,653	921,675
Total liabilities and stockholders' equity	$782,868	$1,223,967

Second Quarter 2020 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measure of adjusted operating loss in today's earnings release, and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for operating loss, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating loss enables us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income, the nearest performance measure prepared in accordance with GAAP, is shown below:

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income

Operating (Loss) Income	$(37,530)	$(218,707)	$8,387	$(256,237)	$6,226
Add:
Impairment and other charges	1,639	205,536	-	207,175	-
Adjusted Operating (Loss) Income	$(35,891)	$(13,171)	$8,387	$(49,062)	$6,226

Second Quarter 2020 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of adjusted net loss and adjusted loss per share, in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net loss, loss per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss and adjusted loss per share, enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income and the Reconciliation of (Loss) Earnings Per Share to Adjusted (Loss) Earnings Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Net (Loss) Income	$(25,093)	$(160,423)	$6,171	$(185,516)	$5,432
Add:
Discrete tax adjustments	2,061	22,807	-	24,868	-
Impairment and other charges, net of tax	770	128,642	-	129,412	-
Total Impact of Discrete tax adjustments and Impairment and other charges	2,831	151,449	-	154,280	-
Adjusted Net (Loss) Income	$(22,262)	$(8,974)	$6,171	$(31,236)	$5,432

Reconciliation of (Loss) Earnings Per Share to Adjusted (Loss) Earnings Per Share

(Loss) Earnings Per Share	$(0.12)	$(0.76)	$0.03	$(0.87)	$0.02
Total Impact of Discrete tax adjustments and Impairment and other charges	$0.01	$0.71	$-	$0.73	$-

Adjusted (Loss) Earnings Per Share	$(0.10)	$(0.04)	$0.03	$(0.15)	$0.02

Weighted Average Shares Outstanding	212,403	212,311	214,908	212,361	214,974

Second Quarter 2020 Earnings Release

Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net loss or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net loss to EBITDA and adjusted EBITDA, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (Loss) Income	$(25,093)	$(160,423)	$6,171	$(185,516)	$5,432
Add:
Income tax (benefit) provision	(13,921)	(58,371)	2,593	(72,292)	2,327
Interest expense	71	113	164	184	253
Depreciation and amortization	19,573	39,293	42,881	58,866	85,386
Less:
Interest income	68	334	594	402	1,394
EBITDA	$(19,438)	$(179,722)	$51,215	$(199,160)	$92,004
Add:
Impairment and other charges	1,639	205,536	-	207,175	-
Adjusted EBITDA	$(17,799)	$25,814	$51,215	$8,015	$92,004